Exhibit 99.1

THURSDAY, DECEMBER 31, 2020

SOTHERLY HOTELS INC. ANNOUNCES SENIOR NOTE FINANCING

Williamsburg, Virginia – December 31, 2020 – Sotherly Hotels Inc. (NASDAQ: SOHO) (the “Company”) announced today that the Company has entered into a Note Purchase Agreement with affiliates of Kemmons Wilson Hospitality Partners LP and Machine Investment Group for the issuance of certain notes (collectively, the “Note”) in an aggregate amount of $20.0 million, with an additional $10.0 million available to draw within the next twelve months, at the Company’s option. The Note matures in 3 years and will be payable on or before the maturity date at the rate of 1.47x the principal amount borrowed during the initial 3-year term, with a 1-year extension at Company’s option. The Note also carries a 6.0% current interest rate, payable quarterly during the initial 3-year term. Piper Sandler & Co. acted as Sotherly’s financial advisor. The Company intends to use the net proceeds from the Note to enhance its liquidity position.

Dave Folsom, Chief Executive Officer of the Company, commented, “We are pleased to partner with Kemmons Wilson in this transaction, which provides liquidity to Sotherly and enables us to continue to navigate the negative impacts of the ongoing pandemic. This transaction further positions Sotherly to be able to focus on the impending recovery, manage its balance sheet obligations, and preserve its asset base.”

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in twelve hotel properties, comprising 3,156 rooms, as well as interests in two condominium hotels and their associated rental programs. The Company owns hotels that operate under the Hilton Worldwide, Marriott International, Inc., and Hyatt Hotels Corporation brands, as well as independent hotels. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Mack Sims

Sotherly Hotels Inc.

306 South Henry Street, Suite 100

Williamsburg, Virginia 23185

(757) 229-5648